                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9/A

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                HCW Pension Real Estate Fund Limited Partnership
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                HCW Pension Real Estate Fund Limited Partnership
--------------------------------------------------------------------------------
                       (Name of Persons Filing Statement)

                            Limited Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
--------------------------------------------------------------------------------
 (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the Offer to Purchase of AIMCO Properties, L.P. dated August 29, 2001 (the "Offer"), the Supplement thereto, filed September 20, 2001, and Letter to Limited Partners dated August 29, 2001 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by HCW Pension Real Estate Fund Limited Partnership, a Massachusetts limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Limited partnership units of the Partnership are the subject of the tender offer.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

         (b) Letter to Limited Partners dated August 29, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)


         (c) Supplement to Offer to Purchase, dated September 21, 2001 (Exhibit 7 to the Schedule TO/A of AIMCO Properties, L.P. dated September 21, 2001, is incorporated herein by reference.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 21, 2001


                                            HCW PENSION REAL ESTATE FUND LIMITED
                                            PARTNERSHIP, a Massachusetts limited
                                            partnership

                                            By: HCW General Partners LTD.
                                                Its General Partner

                                               By: IH, Inc.
                                                   Its General Partner

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Patrick J. Foye
                                                      Executive Vice President

                                  EXHIBIT INDEX


EXHIBIT NO.           DESCRIPTION
-----------           -----------
    (a)        Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to
               Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

    (b)        Letter to Limited Partners dated August 29, 2001 (Exhibit 4 to
               Schedule TO of AIMCO Properties, L.P. dated August 29, 2001, is incorporated herein by reference.)

    (c)        Supplement to Offer to Purchase, dated September 21, 2001
               (Exhibit 7 to the Schedule TO/A of AIMCO Properties, L.P. dated
               September 21, 2001, is incorporated herein by reference.)
